EXHIBIT 99.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER UNDER EESA §111(b)(4)
I, René F. Jones, Executive Vice President and Chief Financial Officer of M&T Bank Corporation, certify, based on my knowledge, that:
     (i) The compensation committee of M&T Bank Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on January 1, 2010, and ending on December 31, 2010 (the “applicable period”), senior executive officer (SEO) compensation plans and employee compensation plans and the risk these plans pose to M&T Bank Corporation;
     (ii) The compensation committee of M&T Bank Corporation has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of M&T Bank Corporation, and during that same applicable period has identified any features of the employee compensation plans that pose risks to M&T Bank Corporation and has limited those features to ensure that M&T Bank Corporation is not unnecessarily exposed to risks;
     (iii) The compensation committee of M&T Bank Corporation has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of M&T Bank Corporation to enhance the compensation of an employee, and has limited any such features;
     (iv) The compensation committee of M&T Bank Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
     (v) The compensation committee of M&T Bank Corporation will provide a narrative description of how it limited, during the applicable period, the features in
     (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of M&T Bank Corporation;
     (B) Employee compensation plans that unnecessarily expose M&T Bank Corporation to risks; and
     (C) Employee compensation plans that could encourage the manipulation of reported earnings of M&T Bank Corporation to enhance the compensation of an employee;
     (vi) M&T Bank Corporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) M&T Bank Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable period;
     (viii) M&T Bank Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;
     (ix) M&T Bank Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
     (x) M&T Bank Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under federal securities laws related to SEO compensation paid or accrued during the applicable period;
     (xi) M&T Bank Corporation will disclose the amount, nature, and justification for the offering during the applicable period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
     (xii) M&T Bank Corporation will disclose whether M&T Bank Corporation, the board of directors of M&T Bank Corporation, or the compensation committee of M&T Bank Corporation has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) M&T Bank Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;
     (xiv) M&T Bank Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between M&T Bank Corporation and Treasury, including any amendments;
     (xv) M&T Bank Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: February 18, 2011	/s/ René F. Jones
René F. Jones